SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                LABONE, INC.
               (Name of Registrant as Specified In Its Charter)

                         Gregg R. Sadler - Secretary
                            10310 W. 84th Terrace
                            Lenexa, Kansas  66214
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6 (i)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14-a(6)(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

      4)   Proposed maximum aggregate value of transaction:

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:

      2)   Form, Schedule or Registration Statement No.:

      3)   Filing Party:

      4)   Date Filed:



                                LabOne, Inc.

                            10310 W. 84th Terrace
                             Lenexa, Kansas 66214
                               (913) 888-8397

              --------------------------------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held May 11, 1995

              --------------------------------------------------

     The annual meeting of the stockholders of LabOne, Inc. (LabOne), a Delaware corporation, will be held at the offices of LabOne, 10310 W. 84th Terrace, Lenexa, Kansas, on Thursday, May 11, 1995, at 3:00 P.M., Central Daylight Time, for the following purposes:

     1.  To elect 13 directors as set forth in the accompanying Proxy
         Statement.

     2. To approve an increase in the maximum number of shares which may be issued under the corporation's Long-Term Incentive Plan.

     3. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the corporation and its subsidiaries for the present fiscal year.

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

Stockholders of record at the close of business on March 13, 1995, are entitled to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. Sending in your Proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors



GREGG R. SADLER
Secretary


Dated:  April 5, 1995





                                 LabOne, Inc.

                            10310 W. 84th Terrace
                             Lenexa, Kansas 66214
                                (913) 888-8397

              --------------------------------------------------

                               PROXY STATEMENT

                                INTRODUCTION

     This Proxy Statement is furnished to the stockholders of LabOne, Inc. (LabOne), a Delaware corporation, in connection with solicitation of proxies by the Board of Directors of LabOne for use at the Annual Meeting of Stockholders to be held on Thursday, May 11, 1995, at 3:00 P.M., Central Daylight Time, at the offices of LabOne, 10310 W. 84th Terrace, Lenexa, Kansas, and at any adjournment thereof (the Annual Meeting). This Proxy Statement, the Notice and the accompanying form of Proxy were first mailed to the stockholders of LabOne on or about April 5, 1995.

     A copy of LabOne's annual report for the fiscal year ended December 31, 1994, is enclosed herewith. Such report is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

                                   VOTING

     Stockholders of record at the close of business on March 13, 1995, are entitled to notice of and to vote at the meeting. There were 13,043,872 shares of common stock outstanding at the close of business on that date. Stockholders are entitled to one vote per share on all matters submitted at the Annual Meeting.

     When a Proxy in the accompanying form is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are specified, such shares will be voted for (1) the nominees for directors named herein,
(2) the increase in the maximum number of shares which may be issued under the corporation's Long-Term Incentive Plan, and (3) the ratification of the selection of the independent public accountants. Abstentions and broker nonvotes are counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. In tabulating the votes cast on proposals presented to stockholders, abstentions are counted and broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

     A stockholder may revoke his or her Proxy at any time before it is voted by giving to the Secretary of LabOne written notice of revocation bearing a later date than the Proxy, by submitting a later-dated Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to Mr. Gregg R. Sadler, Secretary, LabOne, 10310 W. 84th Terrace, Lenexa, Kansas 66214.



                                     -1-
                                 PROPOSAL 1
                                 ----------
                            ELECTION OF DIRECTORS

                       INFORMATION CONCERNING NOMINEES
                          FOR ELECTION AS DIRECTORS

     The Board of Directors is currently composed of 14 Directors, whose terms of office will expire upon the election of their successors at the Annual Meeting. Effective with the election of Directors at the Annual Meeting, the size of the Board will be reduced to 13 members.

     The stockholders will be asked to elect 13 directors at the Annual Meeting. Each of the persons listed below will be nominated to hold office for a one-year term and until his successor is elected and qualified, or until his earlier death, resignation or removal. It is expected that each of such nominees will be available for election, but in the event that any of them should become unavailable, the persons named in the accompanying Proxy will vote for a substitute nominee or nominees designated by the Board of Directors. The terms of office of the present Directors will expire upon the election of their successors at the Annual Meeting.

                      Principal Occupation,
                      Five-Year Employment
                      History and Other                        A Director
Name (Age)            Directorships (1)                        of LabOne Since
- -------------         -----------------------------------      ---------------
Giorgio Balzer (55)   Chairman of the Board of Directors             1990
                      and Chief Executive Officer of
                      Business Men's Assurance Company
                      of America (BMA), Kansas City,
                      Missouri, an insurance company.
                      Mr. Balzer is also the Chairman of
                      the Board of Directors and Chief
                      Executive Officer of the U.S.
                      Branch of Generali-Assicurazioni
                      Generali, S.p.A., Rome, Italy,
                      ("Generali"), an international
                      insurance company.  He is also a
                      director of Commerce Bancshares,
                      Inc. and Jones & Babson.(2)

Joseph H. Brewer,     President of and physician at Plaza            1988
M.D. (43)             Internal Medicine-Infectious Disease,
                      P.C., Kansas City, Missouri,
                      physicians.

William D. Grant      Chairman Emeritus of the Board of              1989
(78)                  Directors of	Seafield Capital
                      Corporation (Seafield), formerly
                      BMA Corporation, Kansas City,
                      Missouri, a holding company which
                      owns 82% of the outstanding stock of
                      LabOne.  He is also a director of
                      Boatmen's First National Bank of
                      Kansas City, N.A.(3)

W. Thomas Grant II    Chairman of the Board of Directors and         1983
(44)                  Chief Executive Officer of Seafield.
                      He is also a director of Commerce
                      Bancshares, Inc., Kansas City Power
                      & Light Company and Response
                      Technologies, Inc.(4)

Bert H. Hood          Chairman of the Board of Directors,            1993
(49)                  President and Chief Executive Officer
                      of LabOne.(5)

P. Anthony Jacobs     President, Chief Operating Officer             1987
(53)                  and a director of Seafield.  He is
                      also a director of Trenwick Group,
                      Inc. and Response Technologies, Inc.(6)

Neal L. Patterson     Chairman, Chief Executive Officer              1987
(45)                  and a director of Cerner Corporation,
                      Kansas City, Missouri, a developer
                      of computer software and hardware
                      systems designed specifically for
                      hospitals and medical laboratories.

Richard A. Rifkind,   Chairman of the Sloan-Kettering                1987
M.D. (64)             Institute, New York, New York, a
                      medical research institution.

Gregg R. Sadler,      Executive Vice President-Adminis-              1985
FSA (44)              tration and Secretary of LabOne
                      and President-Home Office
                      Reference Laboratory Division of
                      LabOne.(7)

Richard S. Schweiker  Retired.  He was President of the              1995
(68)                  American Council of Life Insurance,
                      Washington, D.C., a life insurance
                      trade association, through December,
                      1994.  He is a director of Tenet
                      Healthcare Corporation and Univax
                      Biologics, Inc.(8)

James R. Seward       Executive Vice President, Chief                1995
(42)                  Financial Officer and a director of
                      Seafield.  He is also a director of
                      Response Technologies, Inc.(9)

John E. Walker        Managing Director-Reinsurance of               1984
(56)                  BMA.(10)

R. Dennis Wright,     Member of Hillix, Brewer, Hoffhaus,            1987
Esq. (52)             Whittaker & Wright, L.L.C., Kansas City,
                      Missouri and its Executive Committee.(11)

- ---------------------

(1) Unless otherwise indicated, each Director has had the same principal occupation during the last five years.

(2) Mr. Balzer was appointed Chairman of the Board and Chief Executive Officer of BMA in 1990 and Chairman of the Board and Chief Executive Officer of Generali in 1993. Prior to 1993 he served as President of Generali.

(3) Mr. W. D. Grant was appointed Chairman Emeritus of Seafield in 1993. Prior thereto he served as Chairman of the Board of Seafield. He is the father of W. Thomas Grant II.

(4) Mr. W. Thomas Grant II was appointed Chairman of the Board of Seafield in 1993. Prior thereto he was President of Seafield and Chairman of the Board of LabOne. He is the son of W. D. Grant.

(5) Mr. Hood was appointed Chairman of the Board, President and Chief Executive Officer of LabOne in 1993. Mr. Hood was an independent consultant to major clinical testing laboratories from 1992 to 1993. From 1990 to 1992, Mr. Hood was President and Chief Executive Officer of Unilab Corporation d/b/a MetWest, Inc., a collection of five formerly separate clinical testing laboratories in the western United States which are partially owned by Corning Lab Services, Inc.

(6) Mr. Jacobs was appointed President of Seafield in 1993 and Chief Operating Officer in 1990. Prior to 1993 he served as Executive Vice President of Seafield.

(7) Mr. Sadler was appointed President-Home Office Reference Laboratory Division of LabOne in August 1994. He was appointed Executive Vice President-Administration of LabOne in 1993. Prior thereto he was Executive Vice-President of LabOne. He has served as Secretary of LabOne since 1988.

(8)   Mr. Schweiker was appointed a Director of LabOne in February 1995.

(9) Mr. Seward was appointed a Director of LabOne in November 1994. He was appointed Executive Vice President of Seafield in 1993 and has served as Chief Financial Officer of Seafield since 1990.

(10) Mr. Walker also served as Vice Chairman of the Board of Directors of LabOne prior to 1994.

(11) Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., provides legal services to LabOne, for which it was paid $396,435 in fees during 1994.

Meetings of the Board of Directors and Committees


     There were four meetings of the Board of Directors during 1994. The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. During 1994, the Audit Committee and the Compensation Committee each met three times. All Directors attended 75 percent or more of the total number of all meetings of the Board and of Committees of which they are members during 1994, with the exceptions that Mr. Balzer was unable to attend the February 11 meetings of the Board and Audit Committee and Mr. Rifkind was unable to attend the February 11 meetings of the Board, Audit Committee and Compensation Committee.

     The Audit Committee consists of Mr. Wright, Chairman, and Messrs. Balzer, W. D. Grant, Patterson, Rifkind and Walker. The Audit Committee reviews LabOne's financial statements with the independent auditors, determines the effectiveness of the audit effort through meetings with the independent auditors and officers of LabOne, inquires into the effectiveness of LabOne's internal controls through discussions with the independent auditors, reports to the Board on its activities and recommendations, and recommends to the Board the appointment of independent auditors for the ensuing year.

     The Compensation Committee consists of Mr. W. Thomas Grant II, Chairman, and Messrs. Brewer, Jacobs and Schweiker. The purpose of the Compensation Committee is to oversee LabOne's compensation structure, incentive plans and other employee benefits. The Compensation Committee reviews and recommends adjustments to the officers' salary structure. It approves cash awards to nonofficer employees and recommends to the Board amounts to be set aside and cash awards to be paid to officers under LabOne's cash bonus plan. The Committee recommends to the Board compensation for nonofficer directors, monitors the administration of employee benefit plans and reviews significant employee supplementary pension or termination arrangements.

     The Executive Committee consists of Mr. W. Thomas Grant II, Chairman, and Messrs. Hood, Jacobs, Patterson, Seward and Sadler. The purpose of the Executive Committee is to act on behalf of the Board of Directors and to serve in an advisory capacity to management. The Executive Committee also develops, recommends and reviews policy guidelines for all investments and borrowings of LabOne and recommends outside investment management firms to provide services to LabOne. The Executive Committee exercises all the powers and authority of the Board in interim periods between meetings of the Board, except as limited by Delaware law, and reports all of its actions to the Board.

     LabOne does not have a standing nominating committee of the Board of Directors or a committee performing a similar function.

Executive Officers

     The executive officers of LabOne are as follows:
                                                                                         An
                                                Five-Year                             Executive
                                                Employment                            of LabOne
Name (Age)           Position                   History                                 Since
Bert H. Hood         Chairman of the            (1)                                      1993
(49)                 Board of Directors,
                     President and Chief
                     Executive Officer

Carl W. Ludvigsen,   Executive Vice President-  Dr. Ludvigsen was appointed Executive    1989
Jr., M.D., Ph.D.,    Operations and Chief       Vice President-Operations in December
J.D., FCAP, FCLM     Operating Officer          1993.  He was Executive Vice President
(42)                                            from August 1993 to December 1993.
                                                Prior thereto he was Senior Vice
                                                President and Chief Pathologist.

Roger K. Betts       Executive Vice President-  Mr. Betts was appointed Executive Vice   1983
(52)                 Sales-Home Office          President-Sales-Home Office Reference
                     Reference Laboratory       Laboratory Division in August 1994.  He
                     Division                   was Senior Vice President-Sales of the
                                                Division from 1993 to 1994.  Prior
                                                thereto he was Senior Vice President-
                                                Technical Sales & Support.

Bill D. Roberts,     Executive Vice President-  Dr. Roberts was appointed Executive      1987
Ph.D.(43)            Technology Development     Vice President-Technology Development
                                                in December 1993.  Prior thereto he
                                                was Executive Vice President-
                                                Operations.

Daniel J. Roberts    Executive Vice President-  Mr. Roberts was appointed Executive      1993
(46)                 Sales & Marketing          Vice President-Sales & Marketing
                                                in December 1993.  He was Vice
                                                President-Business Development
                                                Sales and Marketing from August
                                                1993 to December 1993.  He was
                                                Vice President-Sales of the South-
                                                west Region of MetWest, a division
                                                of Unilab Corporation from 1991
                                                to 1993.  From 1990 to 1991 he was
                                                Vice President-Sales & Marketing of the
                                                Northern California Region of MetWest.

Gregg R. Sadler,     Executive Vice President-  (2)                                      1988
FSA (44)             Administration and
                     Secretary

Robert D. Thompson   Executive Vice President-  Mr. Thompson was appointed Executive     1993
(33)                 Finance, Chief Financial   Vice President-Finance, Chief Financial
                     Officer and Treasurer      Officer and Treasurer in December 1993.
                                                He was Vice President-Business
                                                Development Planning from August 1993 to
                                                December 1993.  He was an independent
                                                financial consultant from 1992 to 1993.
                                                From 1991 to 1992 he was Chief Financial
                                                Officer of MetWest, a division of Unilab
                                                Prior to 1991 he acted as an account
                                                manager for Strategic Planning
                                                Associates, a Washington, D.C.
                                                management consulting firm.





                                     -6-


Robert F. Thompson   President-Head Office      Mr. Thompson has served as President     1985
(59)                 Reference Laboratory       of Head Office Reference Laboratory
                     Limited                    Limited, LabOne's wholly-owned
                                                Canadian subsidiary, since 1988.

Kurt E. Gruenbacher, Corporate Controller       Mr. Gruenbacher was appointed Corpor-    1994
CPA, CMA (35)                                   ate Controller in May 1994.  From 1993
                                                to 1994 he was Director, Financial
                                                Analysis and Budgets.  Prior thereto
                                                he was Manager, Financial Analysis and
                                                Budgets.

- --------------------------
(1) See footnote (5) on page 4 hereof for Mr. Hood's five-year employment history.

(2) See footnote (7) on page 4 hereof for Mr. Sadler's five-year employment history.


                                 PROPOSAL 2
                                 ----------

                    INCREASE IN MAXIMUM NUMBER OF SHARES
             WHICH MAY BE ISSUED UNDER LONG-TERM INCENTIVE PLAN

     The Board of Directors has adopted, subject to approval by the stockholders at the Annual Meeting, an amendment to the corporation's Long-Term Incentive Plan ("Plan") to increase the maximum number of shares which may be issued under the Plan from 1,800,000 shares to 2,150,000 shares.

     The Plan was originally adopted in 1987 and increases in the number of shares which may be issued under the Plan were approved by stockholders in 1991 and 1994. Under the Plan, options for 738,600 shares are currently held by all executive officers as a group, options for 231,488 shares are held by all Directors who are not executive officers as a group, and options for 461,111 shares are held by all employees who are not executive officers as a group. 83,161 shares currently remain available for option grants under the Plan, which expires in 1997.

     The Board of Directors believes that it would be desirable to increase the maximum number of shares which may be issued under the Plan by 350,000 shares to create an additional reserve of shares available for future grants under the Plan to new executive employees and to achieve equity among current optionees. The identity of future optionees and the amounts of future option grants are not presently determinable. All of the remaining provisions of the current Plan will remain in full force and effect without modification. The principal features of the Plan are summarized below.

     The increase in the maximum number of shares which may be issued under the Plan will be approved upon receiving the affirmative vote of a majority of the outstanding shares of common stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE INCREASE IN THE MAXIMUM NUMBER OF SHARES WHICH MAY BE ISSUED UNDER THE LONG-TERM INCENTIVE PLAN.

Long-Term Incentive Plan

     The purpose of the Plan is to further the earnings of LabOne and its subsidiaries (hereinafter sometimes collectively referred to as the "Company") by assisting the Company in attracting, retaining and motivating management employees and Directors of high caliber and potential. The Plan provides for the award of long-term incentives to those officers, other key executives and Directors who make substantial contributions to the Company by their loyalty, industry and invention.

Administration

     The Plan is to be administered by a committee (the Committee) consisting of three or more persons selected by the Board of Directors. Each Committee member shall be an outside director of the Company and a "disinterested person" within the meaning of federal securities regulations.

     The Committee has full and final authority to interpret the Plan and to decide all questions of fact arising in its application. Subject to the provisions of the Plan, the Committee's powers include, but are not limited to, determining the employees and Directors to receive awards under the Plan, determining the type, amount and sizes of each such award, determining the time when each such award shall be granted, and determining the provisions of each agreement evidencing an award.

Stock Subject to the Plan

     The Committee may grant awards under the Plan with respect to not more than a total of 1,800,000 shares of common stock of LabOne (Shares), subject to adjustment as provided in the Plan. Except as otherwise provided in the Plan, Shares subject to an option or right which is surrendered, expires or is terminated unexercised and Shares granted pursuant to restricted stock awards which are forfeited shall again become available for the granting of awards under the Plan.

Eligibility to Receive Awards

     Persons eligible to receive awards under the Plan are limited to those officers, other key executive employees and Directors of the Company who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability and success of the Company. Each person elected to serve as an outside Director of the Company automatically receives a one-time grant of a Non-Qualified Stock Option to purchase 22,000 Shares at an option price equal to 100% of the fair market value of the Shares on the date the option is granted. Outside Directors are not eligible to receive any additional awards under the Plan. As of March 13, 1995, 9 executive officers, 11 Directors (excluding executive officers) and 70 employees (excluding executive officers) of LabOne were participants in the Plan.

Form of Awards

     Under the Plan, awards may be made from time to time by the Committee in the form of stock options to purchase Shares, stock appreciation rights, performance units, restricted stock, or any combination of the above. Stock options may be options which are intended to qualify as Incentive Stock Options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (Incentive Stock Options), or options which are not intended to so qualify (Non-Qualified Stock Options).

Stock Options

     No cash consideration will be received by the Company for the granting of any option. All options granted under the Plan to date have been at option prices equal to the fair market value of the Shares on the dates of option grants, although the Plan gives the Committee the discretion to grant Non-Qualified Stock Options at option prices less than fair market value on the dates of grants. The closing price of LabOne stock on March 13, 1995 on the National Association of Securities Dealers' Automated Quotations System, as reported by the Wall Street Journal, was $13.00 per share.

     Under the Plan, the written agreement evidencing stock options shall:
(i) identify the options represented thereby as Incentive Stock Options or Non-Qualified Stock Options and specify the number of Shares subject to the options, (ii) set forth the option exercise price per Share, (iii) designate the periods of time within which the option may be exercised, in whole or in part, provided that no Incentive Stock Option shall be exercisable after ten years and no Non-Qualified Stock Option shall be exercisable after ten years and one day from the date of grant thereof, and (iv) provide that the purchase price of Shares shall be payable in full at the time of exercise in cash, Shares at fair market value or a combination thereof, as the Committee may determine. Optionees have the right, subject to certain conditions, to elect to pay all or a part of the purchase price by requesting the Company to reduce the number of Shares otherwise issuable upon exercise by a number of Shares having a fair market value equal to the purchase price. The Committee may provide in the option agreement circumstances under which the option will become immediately exercisable, in whole or in part, and the Committee may accelerate the exercisability of any option in whole or in part at any time.

     In the case of an Incentive Stock Option, each option agreement shall contain such additional provisions as the Committee determines are necessary to qualify such option as an Incentive Stock Option, including without limitation: (i) the purchase price of stock subject to an Incentive Stock Option shall not be less than 100% of the fair market value of such stock on the date of grant, and (ii) the aggregate fair market value (determined as of the date of grant) of the stock with respect to which Incentive Stock options are exercisable for the first time by an optionee in any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

Termination of Employment

     With respect to stock options, if an optionee ceases to be an employee or Director of the Company for any cause other than retirement, death or disability, as defined in the Plan, the optionee may exercise the option during its term within three months after termination to the extent that the option was exercisable at the time of termination, or within such other period specified by the Committee. If an optionee retires, dies or becomes disabled prior to the expiration and full exercise of the employee's option, the optionee or his or her beneficiary may exercise the option during its term within a period of (i) one year after termination of employment due to retirement, death or disability, or (ii) one year after death if death occurs either within one year after termination of employment due to retirement or disability or within three months after termination of employment for other reasons, to the extent that the option was exercisable at the time of death or termination, or within such other period specified by the Committee.

Non-Assignability

     No award under the Plan shall be assignable or transferable by the recipient except by will or by the laws of descent and distribution, and the award may be exercised during the life of the recipient only by him or her.

Withholding

     Prior to the issuance or transfer of Shares under the Plan, the recipient shall remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements. The recipient may satisfy the withholding requirement in whole or in part by electing, prior to the date that the withholding amount is determined, to have the Company withhold Shares equal in value to the withholding amount, subject to applicable securities law and other legal requirements. Whenever payments to a grantee under the Plan are to be made in cash, such payments shall be net of the amount necessary to satisfy withholding tax requirements.

Adjustments

     In the event of any change in the outstanding common stock of LabOne, by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of Shares or the like, the Board of Directors, in its discretion, may adjust proportionately the number of Shares which may be issued under the Plan, the number of Shares subject to outstanding awards, and the option exercise price of each outstanding option. The Board of Directors may also make such other changes in outstanding options as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of grantees, provided that any fractional Shares resulting from such adjustments shall be eliminated.

Amendment of Plan

     The Board of Directors may terminate, amend, modify or suspend the Plan at any time, except that the Board of Directors may not, without the authorization of the holders of a majority of LabOne's outstanding Shares, increase the maximum number of Shares which may be issued under the Plan (other than adjustments pursuant to the Plan), extend the last date on which awards may be granted under the Plan, extend the date on which the Plan expires, change the class of persons eligible to receive awards, or change the minimum option price.
No termination, modification, amendment or suspension of the Plan shall adversely affect the rights of any grantee or beneficiary under an award previously granted, unless the grantee or beneficiary shall consent; but it shall be conclusively presumed that any adjustment pursuant to the Plan does not adversely affect any such right.

Effective Date and Duration of Plan

     Unless sooner terminated in accordance with the Plan, the Plan will remain in effect until all awards under the Plan have been satisfied by the issuance of Shares or the payment of cash or have expired or otherwise terminated, but no award shall be granted after July 21, 1997.

Federal Tax Consequences

     The following description of tax consequences is based upon present federal income tax laws and is subject to change as the laws change.

     With respect to Non-Qualified Stock Options, the exercise of the option will result in the recognition of ordinary income by the optionee in an amount equal to the difference between the option price and the fair market value of the Shares acquired upon the exercise of the option. LabOne will be entitled to a deduction equal to the amount of income recognized by the optionee. Upon the later sale of any Shares acquired upon the exercise of a Non-Qualified Stock option, any amount realized by the optionee in excess of the amount recognized by the optionee as ordinary income ordinarily will be treated as long or short-term capital gain to the optionee, depending upon the holding period of the Shares.

     With respect to Incentive Stock Options, no income will be realized by an optionee upon the optionee's purchase of Shares pursuant to the exercise of the option. In order to receive this tax benefit, the optionee must make no disposition of the Shares so purchased before Shares have been held for at least one year after the date of exercise and at least two years after the date of grant. Assuming compliance with this and other applicable tax provisions, an optionee ordinarily will recognize long-term capital gain or loss when the optionee disposes of his or her shares, measured by the difference between the option price and the amount realized for the Shares at the time of disposition.

If the optionee disposes of Shares purchased upon the exercise of the option before the expiration of the above-noted periods, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent of the lesser of the amount realized by the optionee in excess of the option price, or the spread between the option price and the fair market value of the Shares at the time the option is exercised.
Any amount realized in excess of the fair market value of the Shares on the date of exercise ordinarily will be treated as long or short-term capital gain, depending upon the holding period of the Shares.
No deduction will be allowed to LabOne at the time of the grant or exercise of an Incentive Stock Option. At the time of a disqualifying disposition by an optionee, LabOne will be entitled to a deduction for the amount taxable to the optionee as ordinary income. An individual's taxable income for alternative minimum tax purposes includes the excess of the fair market value of the shares acquired pursuant to an Incentive Stock Option on the date of exercise over the exercise price. Thus, exercise of an Incentive Stock Option may subject an optionee to the alternative minimum tax in the tax year which includes the date of exercise.



                                 PROPOSAL 3
                                 ----------

                            SELECTION OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP to examine the accounts of LabOne and its subsidiaries for the fiscal year ending December 31, 1995.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report.


                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides certain summary information concerning compensation paid or accrued by LabOne to or on behalf of its chief executive officer and four most highly compensated executive officers as of December 31, 1994, for services rendered in all capacities to LabOne and its subsidiaries for each of the last three completed fiscal years.

                            *                      *   Long-Term *
                            *  Annual Compensation * Compensation*    All
  Name and            Fiscal*  ------------------- * ------------*   Other
  Principal Position   Year *                      *Stock Option *Compensation
  ------------------  ------*                      *   Shares    *   ($) (1)
                            * Salary ($)  Bonus ($)*  Granted (#)*
                            * ----------  ---------*  -----------*------------
  Bert H. Hood         1994    200,641        0            0         26,351
   Chairman of the     1993     83,333     100,000      200,000      76,849(2)
   Board of Direc-     1992       0           0            0           0
   tors, President
   and Chief
   Executive Officer

  Carl W. Ludvigsen,   1994    214,686        0            0         20,216
  Jr.                  1993    197,333      30,143       45,000      27,778
   Executive Vice      1992    185,208      44,417         0         27,268
   President-Operations
   and Chief Operations
   Officer

  Robert F. Thompson   1994    139,661        0            0         20,216
   President-Head      1993    124,800      28,686        8,000      23,033
   Office Reference    1992    127,467      58,981         0         23,626
   Laboratory Limited

  Kenneth A. Stelzer   1994    127,693        0            0        207,336(3)
   Vice Chairman of    1993    163,754      66,603       10,000      27,778
   the Board of        1992    156,171     123,573         0         27,207
   Directors of
   LabOne and Presi-
   dent-Home Office
   Reference Labora-
   tory Division
   through August 1994

  Gregg R. Sadler      1994    126,404        0            0         20,161
   Executive Vice      1993    128,800      23,164        6,000      22,326
   President-Admin-    1992    123,925      46,863         0         22,995
   istration and
   Secretary, of
   LabOne and Presi-
   dent-Home Office
   Reference Labora-
   tory Division

  Robert D. Thompson   1994    125,401        0            0         12,714
   Executive Vice      1993     45,059      30,263       80,000        0
   President-Finance,  1992       0           0            0           0
   Chief Financial
   Officer and
   Treasurer

  Daniel J. Roberts    1994    125,401        0            0         12,714
   Executive Vice      1993     45,059      30,263       80,000       2,866(4)
   President-Sales &   1992       0           0            0           0
   Marketing
                                     -13-

  (1) The amounts shown in this column consist of contributions by LabOne to the accounts of the named executive officers under LabOne's defined contribution pension plan and 50% matching contributions by LabOne to the accounts of such persons under LabOne's profit-sharing 401(k) plan.

  (2) A $60,000 signing bonus was paid to Mr. Hood upon the execution of his Employment Agreement with LabOne in August 1993 and $16,849 in relocation expenses were paid in connection with Mr. Hood's move to Lenexa, Kansas.

  (3) Includes all payments made or accrued during 1994 under a Severance Agreement entered into in August 1994 terminating an Employment Agreement between Mr. Stelzer and LabOne. Under the Severance Agreement, Mr. Stelzer resigned as Vice Chairman of the Board of Directors of LabOne and as President-Home Office Reference Laboratory Division, agreed to perform such consulting and other services as may reasonably be requested by LabOne for a period of two years after his resignations and agreed not to compete with LabOne during such period, for which LabOne agreed to pay to Mr. Stelzer $15,000 on the signing of the Agreement, $6,000 per month for 24 months, $68,088 on January 3, 1995 for the cancellation of certain stock options held by Mr. Stelzer, $27,084 on March 1, 1995 for the cancellation of certain stock options held by Mr. Stelzer, $40,366 on September 25, 1996, to assign to Mr. Stelzer title to a company automobile valued at $25,120, and to pay approximately $26,000 for Mr. Stelzer's outplacement services and certain country club dues.

  (4) Payment of relocation expenses in connection with Mr. Robert's move to Lenexa, Kansas.

Option Grants, Aggregate Option Exercises and December 31, 1994 Option Value
Table

     No options were granted to the named executive officers during 1994.

     The following table provides certain information concerning the exercise of stock options during 1994 by each of the named executive officers and the number and value of unexercised options held by such persons at December 31, 1994.

                                          Number of Unexercised       Value of Unexercised
                                               Options at             In-the-Money Options
                                           December 31, 1994(#)      at December 31, 1994($)
                         Shares
                     Acquired on Value      Options     Options       Options     Options
Name              Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
- --------------    -----------   --------  ---------     ----------   ---------   -----------
Bert H. Hood             0         0       150,000        50,000      225,000       75,000
Carl W. Ludvigsen, Jr.   0         0        43,645        25,355      133,168       70,079
Robert F. Thompson       0         0        41,988        26,012      215,587      105,843
Kenneth A. Stelzer    72,971     667,863      0             0            0            0
Gregg R. Sadler          0         0        45,943        30,057      227,594      128,800
Robert D. Thompson       0         0        53,334        26,666       80,001       39,999
Daniel J. Roberts        0         0        53,334        26,666       80,001       39,999

Compensation of Directors

     Directors who are not employees of LabOne or Seafield Capital Corporation receive an annual retainer fee of $5,000 in cash and a grant of a number of shares of common stock of LabOne having a value equal to $10,000, plus $500 for each Board and Committee meeting attended and reimbursement for reasonable expenses in attending meetings.

     Richard S. Schweiker, who was appointed a Director of LabOne on February 1, 1995, has agreed to attend national meetings of insurance underwriters on LabOne's behalf and to make selected contacts in furtherance of LabOne's business, for which services LabOne will pay Mr. Schweiker additional fees of $30,000 annually.

Employment Agreements

     LabOne has an Employment Agreement with Bert H. Hood, Chairman of the Board of Directors, President and Chief Executive Officer, providing for the employment of Mr. Hood for a three-year term ending in 1996 and renewable annually thereafter for successive one-year terms unless LabOne elects not to extend the Agreement. Mr. Hood's compensation under the Agreement consisted of a signing bonus of $60,000, an annual base salary of not less than $200,000, an annual incentive bonus to be established by the Compensation Committee of the Board of Directors after consultation with Mr. Hood, the purchase by LabOne of Mr. Hood's Texas residence for a purchase price net to Mr. Hood equal to the average of the fair market values of the residence established by two independent appraisers, the granting of a nonqualified stock option to Mr. Hood for 200,000 shares of LabOne common stock, and participation in LabOne's other fringe benefit programs for executives. In the event that LabOne terminates Mr. Hood's employment without cause (as defined in the Agreement), LabOne will pay to Mr. Hood a lump sum severance payment equal to his base salary due for the balance of the term of the Agreement, plus one year's annual base salary. If a change of control of LabOne (as defined in the Agreement) occurs at any time during which Mr. Hood is in LabOne's full-time employment, and within one year after such a change in control Mr. Hood's employment is terminated for any reason other than permanent disability, death or normal retirement, LabOne will pay Mr. Hood as termination compensation a lump sum amount equal to three times his average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the Agreement shall be cancelled. Under the Agreement, Mr. Hood agrees not to compete with LabOne for a period of two years after the termination of his employment with LabOne.

     LabOne loaned $150,000 to Mr. Hood on September 7, 1994.  Mr.
Hood delivered to LabOne his unsecured promissory note evidencing the indebtedness, payable on the earlier of September 7, 1995 or the date of the termination of his employment under the Employment Agreement described above. Interest is payable on the note at 7.75% per annum, payable quarterly. The sums due on the note may at the option of LabOne be set off against any sums due Mr. Hood under his Employment Agreement or otherwise. The outstanding principal balance on the note as of March 13, 1995 was $150,000 and accrued interest has been paid.

     LabOne also has Employment Agreements with Carl W. Ludvigsen, Jr., Robert F. Thompson, Gregg R. Sadler, Robert D. Thompson and Daniel J. Roberts, providing for their employment for two-year terms ending in 1995 (1996 for Robert F. Thompson) and renewable annually thereafter for successive one-year terms unless LabOne elects not to extend the Agreements. The Agreements provide for compensation consisting of annual base salaries of $214,000 to Mr. Ludvigsen, $120,000 to Mr. Robert F. Thompson, $126,000 to Mr. Sadler, $125,000 to Mr. Robert D. Thompson and $125,000 to Mr. Roberts, and annual incentive bonuses established by the Compensation Committee of the Board of Directors and participation in LabOne's other fringe benefit programs for executives. Mr. Ludvigsen also received under his Agreement a stock option for 40,000 shares of LabOne common stock.
In the event that LabOne terminates any of such executive officers without cause (as defined in the Agreements), LabOne will pay to the terminated executive officer a lump sum severance payment equal to his base salary for the balance of the term of the Agreement, plus 50% of one year's annual base salary. If a change of control of LabOne (as defined in the Agreements) occurs at any time during which the executive officer is in LabOne's full-time employment, and within one year after such a change in control the executive officer's employment is terminated for any reason other than permanent disability, death or normal retirement, LabOne will pay the officer as termination compensation a lump sum amount equal to three times the officer's average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the Agreement shall be cancelled. Under each Agreement, the executive officer agrees not to compete with LabOne for a period of two years after the termination of his employment with LabOne.

     The stock options granted under the corporation's Long-Term Incentive Plan to Mr. Hood and the other executive officers named in the Summary Compensation Table on page 13 hereof provide that the options held by each of such executive officers shall become fully exercisable if a change of control of LabOne (as defined in the stock option agreements) shall occur, or upon termination of the officer's employment by LabOne without cause (as defined).


Board Compensation Committee Report on Executive Compensation

     LabOne's executive compensation program is administered by the Compensation Committee, a Committee of the Board of Directors composed of the nonemployee Directors listed at the end of this report. As noted earlier in this Proxy Statement, all issues pertaining to executive compensation are reviewed by the Compensation Committee and recommendations are submitted by the Committee to the full Board of Directors for approval.

Compensation Philosophy

     The philosophy governing executive compensation is based on a belief that management and stockholders have a common goal -- increasing the value of LabOne. The business strategy for achieving this goal is expressed in LabOne's mission statement:
    "LabOne is dedicated to maximizing the return on investment for our stockholders . . . to providing the lowest-cost, highest-quality laboratory testing services for our clients . . . to providing a working environment that emphasizes accountability for results and rewards employees based on their contribution to the Company's success."

     Three principal elements of executive compensation -- base salary, annual incentive plan, and stock options -- are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

Base Salary

     Salary ranges were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries are targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. In determining base salary levels, the Committee considers individual performance evaluations for each executive officer. Measurements related to LabOne's performance are not a significant factor in base salary decisions since they are the sole factors in determining incentive awards and the value of stock options.

Annual Incentive Plan

     The Annual Incentive Plan was revised in 1994 to meet the objective of motivating and rewarding the accomplishment of strong operating results. An after-tax return on equity minimum is established at the beginning of the fiscal year by the Compensation Committee, which minimum is then expressed as a net income threshold. No incentive payments are made if the minimum net income threshold is not met.
This net income threshold emphasizes the areas on which management can have the greatest impact: revenue and expenses. The incentive pool is established as an increasing percentage of the net income earned by LabOne, inc. over the minimum threshold. Approximately 90% of the incentive pool is distributed in cash ratably to designated officers and managers at year end based on a weighting of positions and base salaries. The remaining 10% is distributed to outstanding performers within the eligible group based on the recommendation of the CEO to the Compensation Committee. No bonuses were paid under the Plan for 1994.

Stock Options

     The Compensation Committee, as well as the Board of Directors, believes that significant stock ownership through stock options by key employees and directors is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

     The stockholders approved the Long-Term Incentive Plan in 1987 and increases in the number of shares which may be issued under the Plan were approved by stockholders in 1991 and 1994. Under the Plan, ten-year Non-Qualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions. These grants are made on a one-time basis with vesting to occur over periods from three months to five years. In addition to executive officers and employees, each nonemployee Director of the Company has also received a ten-year Non-Qualified stock option grant to vest over four years.

     LabOne also has a Stock Plan for Nonemployee Directors under which nonemployee directors receive annual retainer fees of $5,000 in cash and a grant of a number of shares of LabOne stock having a value equal to $10,000. The purpose of the plan is to provide nonemployee directors with an additional proprietary interest in LabOne's success and progress.

Chief Executive Officer's Compensation

     Mr. Hood's compensation as Chief Executive Officer was determined by negotiation of an employment agreement at the time of his employment in August 1993. See "Executive Compensation-Employment Agreements" for a description of the agreement. A significant portion of Mr. Hood's compensation under the employment agreement is represented by stock options which tie his level of compensation to LabOne's future stock performance, as Mr. Hood's expertise was procured in order to lead the corporation's expansion efforts into clinical diagnostic testing, which are designed to enhance LabOne's future earnings potential. No annual incentive bonus was paid to Mr. Hood for 1994.

Deductibility Cap on Compensation Exceeding $1,000,000

     The Committee does not believe that proposed Internal Revenue Service regulations regarding non-deductibility of annual compensation in excess of $1,000,000 will have any material impact upon LabOne given the current salary and bonus levels of officers of the corporation, and given the proposed treatment in the regulations of compensation under the corporation's Long-Term Incentive Plan. However, the Committee will continue to consider the effect of the new regulations upon LabOne's executive compensation policies.

Submitted by the Compensation Committee

W. T. Grant II, Chairman
Joseph H. Brewer
P. Anthony Jacobs
Richard S. Schweiker

            Comparison of Five Year Cumulative Total Returns Among LabOne, NASDAQ Composite Index and Russell 2000 Index




THE GRAPHICAL FORM OF THE "PERFORMANCE CHART" IS REPRESENTED BY THE TABLE BELOW. THE DATA POINTS IN THE TABLE ACCURATELY PRESENT THE INFORMATION FROM THE PERFORMANCE CHART.



















                           1989     1990     1991     1992     1993     1994
                         -----------------------------------------------------

LabOne, Inc.              100.00    54.93    87.18    82.41   116.25   101.15

Nasdaq US CRSP Index      100.00    84.92   136.28   158.58   180.93   176.91

Russell 2000 Index        100.00    80.49   117.56   139.21   165.52   162.51





     The table assumes the investment at the close of business on December 31, 1989 of $100 in LabOne's common stock and in the portfolio represented in each index, and assumes that all dividends were reinvested.

     The Russell 2000 Index is an index of companies with market capitalizations similar to LabOne. It has been selected because LabOne cannot reasonably identify a peer group of companies for comparison. LabOne believes that an index of companies with similar capitalizations provides a good basis for comparing total stockholder returns.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows as of March 13, 1995, the total number of shares of common stock of LabOne beneficially owned by persons known to be beneficial owners of more than 5% of the outstanding stock.

                                                            Percentage of
                                Shares of LabOne          Outstanding Shares
                               Beneficially Owned       of LabOne Beneficially
   Beneficial Owner             March 13, 1995(1)        Owned March 13, 1995
   ----------------             -----------------        --------------------
Seafield Capital Corporation,      10,712,200                      82.1%
2600 Grand, Suite 500,
Kansas City, Missouri 64141

  (1) Seafield has sole voting and investment power with respect to the shares listed.


                      SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows as of March 13, 1995, for each Director, each of the executive officers named in the Summary Compensation Table on page 13 hereof, and all Directors and executive officers of LabOne as a group, the total number of shares of common stock of LabOne and of Seafield beneficially owned by such persons.

                                    Percentage of                Percentage of
                                    Outstanding                   Outstanding
                       Shares of    Shares         Shares of      Shares of
                       LabOne Bene- of LabOne      Seafield       Seafield
                       ficially     Beneficially  Beneficially   Beneficially
Beneficial Owner       Owned(1)(2)  Owned(5)       Owned(1)(6)    Owned(13)
- ----------------       ---------    -----------    -----------    ----------
Giorgio Balzer           23,757         *                   0           *
Joseph H. Brewer, M.D.   24,427         *                   0           *
William D. Grant         34,189         *           1,296,270(7)     19.2%
W. Thomas Grant II       29,231         *             277,649(8)      4.1%
Michael E. Herman         6,217(3)      *              28,159(9)        *
Bert H. Hood            200,206(4)     1.5%                 0           *
P. Anthony Jacobs        21,843         *             139,777(10)     2.1%
Carl W. Ludvigsen,       52,530(4)      *                   0           *
Jr., M.D.
Neal L. Patterson        23,427         *                   0           *
Richard A. Rifkind,      23,760         *                   0           *
M.D.
Daniel J. Roberts        53,472(4)      *                   0           *
Gregg R. Sadler,         65,768(4)      *                 266           *
FSA
Richard S. Schweiker       0            *                   0           *
James R. Seward           3,000         *              82,021(11)     1.2%
Kenneth A. Stelzer        2,734(4)      *                   0           *
Robert D. Thompson       53,472(4)      *                   0           *

Robert F. Thompson       59,586(4)      *                   0           *
John E. Walker           24,805         *               7,099(12)       *
R. Dennis Wright,        22,360         *                   0           *
Esq.


All directors and       798,925(2)(4)  5.8%         1,830,975(6)    27.2%
executive officers
of LabOne as a group
(22 persons)



  (1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

  (2) Includes the following numbers of shares which such persons have the right to acquire within 60 days pursuant to options granted under the LabOne Long-Term Incentive Plan: Giorgio Balzer, 21,940 shares; Joseph H. Brewer, 21,610 shares; William D. Grant, 20,372 shares; W. Thomas Grant II, 27,431 shares;
        Michael E. Herman, 4,400 shares; Bert H. Hood, 200,000 shares;
        P. Anthony Jacobs, 20,343 shares; Carl W. Ludvigsen, 51,646 shares; Neal L. Patterson, 21,610 shares; Richard A. Rifkind, 20,343 shares; Daniel J. Roberts, 53,334 shares; Gregg R. Sadler, 61,143 shares; Robert D. Thompson, 53,334 shares; Robert
        F. Thompson, 55,588 shares; John E. Walker, 21,988 shares;
        R. Dennis Wright, 20,343 shares; and all directors and executive officers as a group, 738,808 shares.

  (3) Includes 1,817 shares owned by the Herman Family Trading Company of which Michael E. Herman is a general partner and 73% owner.

  (4) Includes the following numbers of shares held in individually directed accounts of such persons under LabOne's 401(k) profit-sharing plan, as to which such persons have sole investment power only: Bert H. Hood, 206 shares; Carl W. Ludvigsen, 884 shares; Daniel J. Roberts, 138 shares; Gregg R. Sadler, 3,125 shares; Kenneth A. Stelzer, 1,234 shares; Robert D. Thompson, 138 shares; Robert F. Thompson, 2,998 shares; and all directors and executive officers as a group, 16,447 shares.

  (5) For purposes of determining this percentage, the outstanding shares of LabOne include shares which such persons have the right to acquire within 60 days pursuant to options granted under LabOne's Long-Term Incentive Plan.

  (6) Includes the following numbers of shares which such persons have the right to acquire within 60 days pursuant to options granted under Seafield's 1984, 1989 and 1991 Stock Option and Incentive Plans: W. D. Grant, 5,000 shares; W. Thomas Grant II, 146,492 shares; Michael E. Herman, 15,000 shares; P. Anthony Jacobs, 105,500 shares; James R. Seward, 46,667 shares; and all directors and executive officers of LabOne as a group, 318,659 shares.

  (7) Includes 237,960 shares held by a family trust for which William D. Grant serves as a co-trustee with United Missouri Bank of KC, N.A., and in that capacity shares voting and investment power; 39,517 shares held by a family foundation of which William D. Grant shares voting and investment power with United Missouri Bank of Kansas City, N.A.; and 26,850 shares owned by the wife of William D. Grant, as to which he disclaims beneficial ownership.

  (8) Includes 29,296 shares held by W. Thomas Grant II as custodian for his children, 45,000 shares held in a family trust for which
        W. Thomas Grant II serves as a co-trustee with Laura Gamble and in that capacity shares voting and investment power, 11,298 shares owned by the wife of W. Thomas Grant II, as to which he disclaims beneficial ownership, and 982 shares held in Mr. Grant's account under the Seafield Capital Corporation 401(k) Plan and Trust, as to which Mr. Grant shares investment power, but has no voting power.

  (9) Includes 400 shares owned by Michael E. Herman's wife, as to which he disclaims beneficial ownership; and 11,556 shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and 73% owner.

  (10) Includes 1,000 shares owned by the wife and 200 shares owned by the son of P. Anthony Jacobs, as to which he disclaims beneficial ownership, and 1,190 shares held in Mr. Jacobs' account under the Seafield Capital Corporation 401(k) Plan and Trust, as to which Mr. Jacobs shares investment power, but has no voting power.

  (11) Includes 1,500 shares held in a family trust of which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment power, 632 shares held in Mr. Seward's account under the Seafield Capital Corporation 40l(k) Plan and Trust, and 8,751 shares held by Mr. Seward as a Committee member of the Seafield Capital Corporation 401(k) Plan and Trust, as to which he shares voting and investment power.

  (12) Includes 5,278 shares held by the wife of John E. Walker, as to which he disclaims beneficial ownership.

  (13) For purposes of determining this percentage, the outstanding shares of Seafield include shares which such persons have the right to acquire within 60 days pursuant to options granted under Seafield's 1984, 1989 and 1991 Stock Option and Incentive Plans.

   *   Less than 1% of outstanding shares


                         RELATIONSHIP WITH SEAFIELD

     As of March 13, 1995, Seafield beneficially owned 10,712,200 shares, or 82.1%, of the outstanding common stock of LabOne. Seafield, by virtue of its ownership of a majority of LabOne's common stock, has control of LabOne and is able to elect all of the members of LabOne's Board of Directors. Seafield has permitted LabOne to operate independently of Seafield in the past and intends to do so in the future. The officers of LabOne have direct responsibility for LabOne's management and operations, and during 1994 none of the officers of LabOne were employed in any capacity by Seafield or any of its subsidiaries.

     In February 1995 LabOne was advised by Seafield that Seafield had retained Alex. Brown & Sons Incorporated as financial advisor to assist Seafield in considering strategic alternatives to maximize Seafield shareholder value. LabOne was informed that one alternative Seafield expects to pursue is a cash-option merger of Seafield into LabOne, in which Seafield shareholders would have the option of receiving cash as well as shares of LabOne. The merger would most likely be preceded by Seafield's distribution to its shareholders or other disposition by Seafield of its stock in Response Technologies, Inc. (ASE-RTK) and other Seafield assets. LabOne has appointed a special committee of independent directors to consider any merger or other proposal that may be presented to it by Seafield. LabOne has been advised by Seafield that if a definitive merger agreement is reached, it is anticipated that such a merger would not occur until the early part of 1996 because of the time required to complete anticipated Seafield asset sales as well as shareholder and other approvals.

     During 1994, Seafield charged LabOne for certain services, including advice and assistance provided by senior Seafield officers, pursuant to a Services Agreement (the Services Agreement). For the year ended December 31, 1994, the total charges to LabOne by Seafield for these services were $113,575. LabOne has its own personnel responsible for operations, marketing, data processing, finance, accounting and other support functions, and, except as provided for in the Services Agreement, does not rely on Seafield for such services. Under the Services Agreement, LabOne retains the services of certain of Seafield's senior management to provide policy advice to LabOne and to attend on behalf of LabOne various marketing and client development functions in order to promote LabOne's laboratory and testing services. In consideration for these services, LabOne pays Seafield a percentage of LabOne's annual sales equal to 0.20% of sales up to $50 million, plus 0.125% of sales of $50 million up to $100 million, plus 0.0625% of sales of $100 million or more. LabOne also reimburses Seafield for all direct travel expenses reasonably incurred by its employees in providing these services.

     Seafield also makes certain administrative services available to LabOne, including financial and investment advice, and the advice and assistance of Seafield's corporate secretary and public relations staffs. LabOne is under no obligation to rely on Seafield for these services and is free to obtain the services from any other source. To the extent that LabOne utilizes these services, LabOne reimburses Seafield for costs incurred in providing these services.

     Seafield and LabOne are also parties to a Transition Agreement (Transition Agreement) pursuant to which they have agreed to an allocation of certain corporate opportunities and to mutual indemnification for certain liabilities and expenses. Under the Transition Agreement, so long as Seafield, directly or indirectly, owns at least 20% of the outstanding voting shares of LabOne, Seafield agrees to refer to LabOne any product, service, idea or other corporate opportunity that is within the scope of LabOne's business. For purposes of this Agreement, LabOne's business is defined as providing laboratory testing services for the insurance and health care industry and the development and implementation of data processing and communications facilities for receiving test-related instructions from clients, for conducting laboratory operations and for the collection, use, storage, retrieval and transmission of test results data by both LabOne and its clients.

     In the event that a majority of the independent, disinterested Directors of LabOne informs Seafield that LabOne does not intend to pursue, or LabOne within a reasonable time fails to pursue, the consideration and development of any product, service, idea or other business opportunity referred to it by Seafield, Seafield is entitled under the Transition Agreement to consider and develop the product, service, idea or business opportunity for its own benefit. Under the Agreement, LabOne also agrees to indemnify and hold harmless Seafield, and any controlling person of Seafield, with respect to certain civil liabilities, including any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on operations of LabOne. Similarly, Seafield agrees to indemnify and hold harmless LabOne and any controlling person of LabOne (other than Seafield), with respect to certain civil liabilities, including any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Seafield (other than the business of LabOne).

                            STOCKHOLDER PROPOSALS

     Any proper stockholder proposal intended to be presented for action at the 1996 annual stockholders' meeting must be received by LabOne by December 1, 1995, for inclusion in the proxy material relating to such meeting.

                                   GENERAL

     The Board of Directors knows of no other matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Annual Meeting which is part of this Proxy Statement. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

     In addition to the solicitation of proxies from stockholders by mail, proxies may be solicited by LabOne's Directors, officers and other employees, by personal interview, telephone or telegram.
Such persons will receive no additional compensation for such services. LabOne requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of the shares of LabOne common stock held of record by such persons and will pay such brokers and other fiduciaries their reasonable out-of-pocket expenses incurred in connection therewith.
All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, will be borne by LabOne.

                               By Order of the Board of Directors

                               GREGG R. SADLER
                               Secretary

April 5, 1995

                                 Appendix A
                                Form of Proxy

                                LabOne, Inc.
                10310 W. 84th Terrace, Lenexa, Kansas  66214
          PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 11, 1995

    The undersigned hereby appoints Bert H. Hood and Gregg R. Sadler, and each of them, as proxies for the undersigned at the Annual Meeting of Stockholders of LabOne, Inc. at 10310 W. 84th Terrace, Lenexa, Kansas, on May 11, 1995, at 3:00 p.m. C.D.T., and at any adjournment, to vote the shares of common stock the undersigned would be entitled to vote, if personally present, upon the election of Directors, the proposals stated below, and any other matter brought before the meeting, all as set forth in the April 5, 1995, Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "GRANTED" FOR ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 and 3.

1. Authority granted to or withheld from proxies to vote for the following nominees as Directors, as set forth in the Proxy Statement -- Giorgio Balzer, Joseph H. Brewer, M.D., William D. Grant, W. Thomas Grant II, Bert H. Hood, P. Anthony Jacobs, Neal L. Patterson, Richard A. Rifkind, M.D., Gregg R. Sadler, James R. Seward, Richard S. Schweiker, John E. Walker and R. Dennis Wright (or a substitute nominee or nominees designated by the Board of Directors if any of them becomes unavailable).
       / / Authority GRANTED to vote for all nominees
       / / Authority WITHHELD to vote for all nominees
        (INSTRUCTIONS: To withhold authority to vote for any individual nominee, line through that nominee's name in the paragraph above.)

2. Approval of the increase in the maximum number of shares issuable under the Long-Term Incentive Plan.
       / / FOR          / / AGAINST          / / ABSTAIN

3.  Ratification of the appointment of KPMG Peat Marwick LLP, as independent certified public accountants.
       / / FOR          / / AGAINST          / / ABSTAIN

Unless otherwise marked, this Proxy will be deemed marked "GRANTED" on Proposal 1 and marked "FOR" on Proposals 2 and 3 and voted accordingly.

             This Proxy is solicited by the Board of Directors.

      (Please sign, date and return this Proxy in the enclosed envelope.)

                                                     DATED:        , 1995
                                                           --------  ----
                                                     --------------------
                                                     --------------------
                                  (Note: Please sign exactly as name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving
                                    full title as such. If a signer is a
                                    corporation, execute in full corporate
                                    name by authorized officer. If shares are held in the name of two or more persons, all should sign.)


                     APPENDIX TO LABONE, INC.
                 APRIL 5, 1994 PROXY STATEMENT (1)


             HOME OFFICE REFERENCE LABORATORY, INC.

                    LONG-TERM INCENTIVE PLAN

1.   Purpose.

     The purpose of the Home Office Reference Laboratory, Inc. Long-Term Incentive Plan (the Plan) is to further the earnings of Home Office reference Laboratory, Inc. (HORL) and its subsidiaries (collectively the Company) by assisting the Company in attracting, retaining and motivating management employees and directors of high caliber and potential. The Plan provides for the award of long-term incentives to those officers, other key executives and directors who make substantial contributions to the Company by their loyalty, industry and invention.

2.   Administration.

        (a) Committee. The Plan shall be administered by a committee (the Committee) consisting of three or more members of the Board of Directors of HORL (the Board of Directors), each of whom (i) shall be an Outside Director of HORL, (ii) shall be a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) under the Securities and Exchange Act of 1934, as amended from time to time (the 1934 Act), or any successor rule of similar import, and (c) shall be selected from time to time by the Board of Directors. For purposes of the Plan, an "Outside Director" means a member of the Board of Directors who is not an employee of HORL or any parent corporation or subsidiary corporation of HORL (which terms, as used hereinafter, shall have the meanings ascribed thereto in Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended from time to time (the Code), or any amendment or substitute or successor thereto or regulation thereunder).

        (b) Authority. The Committee shall have full and final authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its

- -----------------

(1)  This Appendix, which is filed pursuant to Instruction 3 of
     Item 10(b) of Schedule 14A, was not provided to stockholders as a part of the Proxy Statement. Pursuant to Instruction 5 of Item 10(b), the Commission is informed, as supplemental information, that the 350,000 additional shares authorized under the Long-Term Incentive Plan, if approved by stockholders at the May 11, 1995 annual meeting of stockholders, are expected to be registered during 1995 under a Form S-8 registration statement.




application. Subject to the provisions hereof, the Committee shall have full and final authority in its discretion to determine the employees and directors to whom awards shall be made under the Plan; to determine the type of awards to be made and the amount, size and terms and conditions of each such award; to determine the time when awards shall be granted; to determine the provisions of each agreement evidencing an award; and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no authority or discretion with respect to awards to Outside Directors subsequent to June 1, 1991, which awards shall be made only as provided in paragraph 24 hereof.

3.   Stock Subject to the Plan.

     HORL may grant awards under the Plan with respect to not more than a total of 1,800,000* shares of common stock of HORL (Shares), subject, however, to adjustment as provided in paragraph 18 below. Such Shares may be authorized and unissued Shares or treasury Shares. Except as otherwise provided herein, any Shares subject to an option or right which for any reason is surrendered before exercise or expires or is terminated unexercised as to such Shares shall again be available for the granting of awards under the Plan. Similarly, if any Shares granted pursuant to restricted stock awards are forfeited, such forfeited Shares shall again be available for the granting of awards under the Plan.

4.   Eligibility to Receive Awards.

     Persons eligible to receive awards under the Plan shall be limited to those officers, other key executive employees and directors of the Company who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability and success of the Company. Each Outside Director as of June 1, 1991 received prior grants of Nonqualified Stock Options to purchase 22,000 Shares. Subsequent to June 1, 1991, no Outside Director shall be eligible to receive any additional award under the Plan, except as provided in paragraph 24 hereof.

5.   Form of Awards.

     Awards may be made from time to time by the Committee in the form of stock options to purchase Shares, stock appreciation rights, performance units, restricted stock, or any combination of the above. Stock options may be options which are intended to qualify as incentive stock options within the meaning of Section 422A(b) of the Code (Incentive Stock Options) or options which are not intended to so qualify (Nonqualified Stock Options).




*Proposed to be amended to increase to "2,150,000" shares.

6.   Stock Options.

     Stock options for the purchase of Shares shall be evidenced by written agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time; provided, however, that the form of such agreements with respect to Nonqualified Stock Options granted to Outside Directors subsequent to June 1, 1991 shall be as specified in paragraph 24 hereof. Such agreements shall contain the terms and conditions applicable to the options, including in substance the following terms and conditions:

      (a) Type of Option. Each option agreement shall identify the options represented thereby as Incentive Stock
Options or Nonqualified Stock Options, as the case may be, and shall set forth the number of Shares subject to the options.

      (b) Option Price. The option exercise price to be paid by the optionee to the Company for each Share purchased upon the exercise of an option shall be determined by the Committee, but shall in no event be less than the par value of a Share.

      (c) Exercise Term. Each option agreement shall state the period or periods of time within which the option may be exercised, in whole or in part, as determined by the Committee and subject to such terms and conditions as are prescribed for such purpose by the Committee, provided that no Incentive Stock Option shall be exercisable after ten years, and no Nonqualified Stock Option shall be exercisable after ten years and one day, from the date of grant thereof. The Committee, in its discretion, may provide in the option agreement circumstances under which the option shall become immediately exercisable, in whole or in part, and, notwithstanding the foregoing, may accelerate the exercisability of any option, in whole or in part, at any time.

      (d) Payment for Shares. The purchase price of the Shares with respect to which an option is exercised shall be payable in full at the time of exercise in cash, Shares at fair market value, or a combination thereof, as the Committee may determine and subject to such terms and conditions as may be prescribed by the Committee for such purpose. All optionees granted options at any time under the Plan, except Outside Directors granted options pursuant to paragraph 24, shall have the right, with the consent of, and subject to such terms and conditions as may be established by, the Committee, to elect to pay all or a part of such purchase price by requesting the Company to reduce the number of Shares otherwise issuable to the optionee upon the exercise of the option by a number of Shares having a fair market value equal to such purchase price.

      (e) Rights Upon Termination of Employment. In the event that an optionee ceases to be an employee or director of the Company for any cause other than Retirement (as defined below), death or Disability (as defined below), the optionee shall have the right to exercise the option during its term within a period of three months after such termination to the extent that the option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. (As used herein, the term Retirement means retirement pursuant to the pension plan maintained by HORL, as amended from time to time, and the term Retires has the corresponding meaning. As used herein, the term Disability means a condition that, in the judgment of the Committee, has rendered a grantee completely and presumably permanently unable to perform any and every duty of his regular occupation, and the term Disabled has the corresponding meaning.) In the event that an optionee Retires, dies or becomes Disabled prior to the expiration of his option and without having fully exercised his option, the optionee or his Beneficiary (as defined below) shall have the right to exercise the option during its term within a period of (i) one year after termination of employment due to Retirement, death or Disability, or (ii) one year after death if death occurs either within one year after termination of employment due to Retirement or Disability or within three months after termination of employment for other reasons, to the extent that the option was exercisable at the time of death or termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. As used herein, the term Beneficiary means the person or persons designated in writing by the grantee as his Beneficiary with respect to an award under the Plan; or, in the absence of an effective designation or if the designated person or persons predecease the grantee, the grantee's Beneficiary shall be the person or persons who acquire by bequest or inheritance the grantee's rights in respect of an award. In order to be effective, a grantee's designation of a Beneficiary must be on file with the Committee before the grantee's death, but any such designation may be revoked and a new designation substituted therefor at any time before the grantee's death.

      (f) Nontransferability. Each option agreement shall provide that the option is not transferable other than by will or by the laws of descent and distribution, and that during the lifetime of the optionee the option is exercisable only by him.

      (g)  Incentive Stock Options.  In the case of an
Incentive Stock Option, each option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such option as an incentive stock option (within the meaning of Section 422A(b) of the Code) including in substance, without limitation, the following:

            (i) The purchase price of stock subject to an Incentive Stock Option shall be not less than 100 percent of the fair market value of such stock on the date the option is granted, as determined by the Committee.

           (ii) The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee in any calendar year (under all plans of HORL and its parent and subsidiary corporations) shall not exceed $100,000.

           (iii) No Incentive Stock Option shall be granted to any employee if at the time the option is granted the individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of a parent corporation or subsidiary corporation of the Company, unless at the time such option is granted the option price is at least 110 percent of the fair market value (as determined by the Committee) of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant.

           (iv)  Directors who are not employees of the
     Company shall not be eligible to receive Incentive Stock
     Options.

7.   Stock Appreciation Rights.

     Stock appreciation rights (SARs) shall be evidenced by written SAR agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time. Such SAR agreements shall contain the terms and conditions applicable to the SARs, including in substance the following terms and conditions:

      (a) Award. SARs may be granted in connection with a previously or contemporaneously granted stock option, or independently of a stock option. SARs shall entitle the grantee, subject to such terms and conditions as may be determined by the Committee, to receive upon exercise thereof all or a portion of the excess of (i) the fair market value at the time of exercise, as determined by the Committee, of a specified number of Shares with respect to which the SAR is exercised, over (ii) a specified price which shall not be less than 100 percent of the fair market value of the Shares at the time the SAR is granted, or, if the SAR is granted in connection with a previously issued stock option, not less than 100 percent of the fair market value of the Shares at the time such option was granted. Upon exercise of an SAR, the number of Shares reserved for issuance hereunder shall be reduced by the number of Shares covered by the SAR. Shares covered by an SAR shall not be used more than once to calculate the amount to be received pursuant to the exercise of the SAR.

      (b) SARs Related to Stock Options. If an SAR is granted in relation to a stock option, (i) the SAR shall be exercisable only at such times, and by such persons, as the related option is exercisable; (ii) the grantee's right to exercise the related option shall be canceled if and to the extent that the Shares subject to the option are used to calculate the amount to be received upon the exercise of the related SAR; (iii) the grantee's right to exercise the related SAR shall be canceled if and to the extent that the Shares subject to the SAR are purchased upon the exercise of the related option; and (iv) the SAR shall not be transferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the grantee only by him.

      (c) Term. Each SAR agreement shall state the period or periods of time within which the SAR may be exercised, in whole or in part, as determined by the Committee and subject to such terms and conditions as are prescribed for such purpose by the Committee, provided that no SAR shall be exercisable earlier than six months after the date of grant or later than ten years after the date of grant. The Committee may, in its discretion, provide in the SAR agreement circumstances under which the SARs shall become immediately exercisable, in whole or in part, and may, notwithstanding the foregoing, accelerate the exercisability of any SAR, in whole or in part, at any time.

      (d) Termination of Employment. SARs shall be exercisable only during the grantee's employment by the Company, except that, in the discretion of the Committee, an SAR may be made exercisable for up to three months after the grantee's employment (or tenure as a director) is terminated for any reason other than Retirement, death or Disability, and for up to one year after the grantee's employment (or tenure as a director) is terminated because of Retirement, death or Disability.

      (e) Payment. Upon exercise of an SAR, payment shall be made in cash, in Shares at fair market value on the date of exercise, or. in a combination thereof, as the Committee may determine.

      (f) Other Terms. SARs shall be granted in such manner and such form, and subject to such additional terms and conditions, as the Committee in its sole discretion deems necessary or desirable, including without limitation: (i) if granted in connection with an Incentive Stock Option, in order to satisfy any requirements set forth under Section 422A of the Code; or, (ii) in order to avoid any insider-trading liability in connection with an SAR under Section 16(b) of the 1934 Act.

8.   Restricted Stock Awards.

     Restricted stock awards under the Plan shall consist of Shares free of any purchase price or for such purchase price as may be established by the Committee, restricted against transfer, subject to forfeiture, and subject to such other terms and conditions (including attainment of performance objectives) as may be determined by the Committee. Restricted stock shall be evidenced by written restricted stock agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain the terms and conditions applicable to such awards, including in substance the following terms and conditions:

        (a) Restriction Period. Restrictions shall be imposed for such period or periods as may be determined by the Committee. The Committee, in its discretion, may provide in the agreement circumstances under which the restricted stock shall become immediately transferable and nonforfeitable, or under which the restricted stock shall be forfeited, and, notwithstanding the foregoing, may accelerate the expiration of the restriction period imposed on any Shares at any time.

        (b) Restrictions Upon Transfer. Restricted stock and the right to vote such Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such Shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the grantee shall have all of the other rights of a stockholder, including, but not limited to, the right to receive dividends and the right to vote such Shares.

        (c) Certificates. A certificate or certificates representing the number of restricted Shares granted shall be registered in the name of the grantee. The Committee, in its sole discretion, shall determine when the certificate or certificates shall be delivered to the grantee (or, in the event of the grantee's death, to his Beneficiary), may provide for the holding of such certificate or certificates in escrow or in custody by the Company or its designee pending their delivery to the grantee or Beneficiary, and may provide for any appropriate legend to be borne by the certificate or certificates.

        (d) Lapse of Restrictions. The Agreement shall specify the terms and conditions upon which any restrictions upon restricted stock awarded under the Plan shall expire, lapse, or be removed, as determined by the Committee. Upon the expiration, lapse, or removal of such restrictions, Shares free of the restrictive legend shall be issued to the grantee or his legal representative.

9.   Performance Units.

     Performance unit awards under the Plan shall entitle grantees to future payments based upon the achievement of pre-established long-term performance objectives and shall be evidenced by written performance unit agreements in such form not inconsistent with this Plan as the Committee shall approve from time to time. Such agreements shall contain the terms and conditions applicable to the performance unit awards, including in substance the following terms and conditions:

        (a) Performance Period. The Committee shall establish with respect to each unit award a performance period of not fewer than two years.

        (b) Unit Value. The Committee shall establish with respect to each unit award value for each unit which shall not thereafter change, or which may vary thereafter pursuant to criteria specified by the Committee.

        (c) Performance Targets. The Committee shall establish with respect to each unit award maximum and minimum performance targets to be achieved during the applicable performance period. Achievement of maximum targets shall entitle grantees to payment with respect to the full value of a unit award. Grantees shall be entitled to payment with respect to a portion of a unit award according to the level of achievement of targets as specified by the Committee for performance which achieves or exceeds the minimum target but fails to achieve the maximum target.

        (d) Performance Measures. Performance targets established by the Committee shall relate to corporate, division, or unit performance and may be established in terms of growth in gross revenue, earnings per share, ratios of earnings to equity or assets, or such other measures or standards as may be determined by the Committee in its discretion. Multiple targets may be used and may have the same or different weighting, and they may relate to absolute performance or relative performance measured against other companies or businesses.

        (e) Adjustments. At any time prior to payment of a unit award, the Committee may adjust previously established performance targets or other terms and conditions, including the Company's or other corporations' financial performance for Plan purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting practices, mergers, acquisitions or divestitures or other extraordinary, unusual or non-recurring items or events.

        (f) Payment of Unit Awards. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained and any other terms and conditions satisfied for such period. The Committee shall determine what, if any, payment is due on the unit award and whether such payment shall be made in cash, Shares, or a combination thereof. Payment shall be made in a lump sum or installments, as determined by the Committee, commencing as promptly as practicable following the end of the performance period unless deferred subject to such terms and conditions and in such form as may be prescribed by the Committee.

        (g) Termination of Employment. In the event that a grantee ceases to be employed by the Company prior to the end of the performance period by reason of death, Disability, or Retirement with the consent of the Company, any unit award, to the extent earned under the applicable performance targets, shall be payable at the end of the performance period according to the portion of the performance period during which the grantee was employed by the Company, provided that the Committee shall have the power to provide for an appropriate settlement of a unit award before the end of the performance period. Upon any other termination of employment, participation shall terminate forthwith and all outstanding unit awards shall be canceled.

10.  Loans and Supplemental Cash.

     The Committee, in its sole discretion to further the purpose of the Plan, may provide for supplemental cash payments or loans to individuals in connection with all or any part of an award under the Plan. Supplemental cash payments shall be subject to such terms and conditions as shall be prescribed by the Committee at the time of grant, provided that in no event shall the amount of payment exceed:

        (a) In the case of an option, the excess of the fair market value of a Share on the date of exercise over the option price multiplied by the number of Shares for which such option is exercised, or

        (b) In the case of an SAR, performance unit, or restricted stock award, the value of the Shares and other consideration issued in payment of such award.

Any loan shall be evidenced by a written loan agreement or other instrument in such form and containing such terms and conditions (including, without limitation, provisions for interest, payment schedules, collateral, forgiveness or acceleration) as the Committee may prescribe from time to time.

11.  General Restrictions.

     Each award under the Plan shall be subject to the requirement that if any time the Company shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of Shares, or (iv) the satisfaction of withholding tax or other withholding liabilities is necessary or desirable as a condition of or in connection with the granting of such award or the issuance or purchase of Shares thereunder, such award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, agreement, or withholding shall have been effected or obtained free of any conditions not acceptable to the Company. Any such restriction affecting an award shall not extend the time within which the award may be exercised; and neither the Company nor its directors or officers nor the Committee shall have any obligation or liability to the grantee or to a Beneficiary with respect to any Shares with respect to which an award shall lapse or with respect to which the grant, issuance or purchase of Shares shall not be effected, because of any such restriction.

12.  Single or Multiple Agreements.

     Multiple awards, multiple forms of awards, or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

13.  Rights of a Shareholder.

     The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for Shares are issued to him, and the issuance of Shares shall confer no retroactive right to dividends.

14.  Rights to Terminate Employment.

     Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such person.

15.  Withholding.

        (a) Prior to the issuance or transfer of Shares under the Plan, the recipient shall remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements. The recipient may satisfy the withholding requirement in whole or in part by electing to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be the fair market value, as determined by the Committee, of the stock on the date that the amount of tax to be withheld is determined (the Tax Date). Such Election must be made prior to the Tax Date, must comply with all applicable securities law and other legal requirements, as interpreted by the Committee, and may not be made unless approved by the Committee, in its discretion.

        (b) Whenever payments to a grantee in respect of an award under the Plan are to be made in cash, such payments shall be net of the amount necessary to satisfy any Federal, state or local withholding tax requirements.

16.  Non-Assignability.

     No award under the Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution or by such other means as the Committee may approve. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

17.  Non-Uniform Determinations.

     The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated (except Options granted to Outside Directors pursuant to paragraph 24 hereof).

18.  Adjustments.

     In the event of any change in the outstanding common stock of the Company, by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of Shares or the like, the Board of Directors, in its discretion, may adjust proportionately the number of Shares which may be issued under the Plan, the number of Shares subject to outstanding awards, and the option exercise price of each outstanding option, and may make such other changes in outstanding options, SARs, performance units and restricted stock awards, as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of grantees; provided, however, that the number and option exercise price with respect to the Shares subject to outstanding options granted to Outside Directors prior to June 1, 1991, and the number and option exercise price with respect to the Shares subject to future Options to be granted to Outside Directors pursuant to paragraph 24, shall be subject to adjustment only as set forth in paragraph 24. Fractional Shares resulting from any such adjustments shall be eliminated.

19.  Amendment.

     The Board of Directors may terminate, amend, modify or suspend the Plan at any time, except that the Board shall not, without the authorization of the holders of a majority of Company's outstanding Shares, increase the maximum number of Shares which may be issued under the Plan (other than increases pursuant to paragraph 18 hereof), extend the last date on which awards may be granted under the Plan, extend the date on which the Plan expires, change the class of persons eligible to receive awards, or change the minimum option price. No termination, modification, amendment or suspension of the Plan shall adversely affect the rights of any grantee or Beneficiary under an award previously granted, unless the grantee or Beneficiary shall consent; but it shall be conclusively presumed that any adjustment pursuant to paragraph 18 hereof does not adversely affect any such right. In no event shall the provisions relating to the timing, amount and exercise price of Options provided for in paragraph 24 of the Plan be amended more than once every six months, other than to comport with changes in the Code, Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

20.  Effect on Other Plans.

     Participation in this Plan shall not affect a grantee's eligibility to participate in any other benefit or incentive plan of the Company. Any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided therein.

21.  Effective Date and Duration of Plan.

     The Plan shall become effective when adopted by the Board of Directors, provided that the Plan is approved by the holders of a majority of the outstanding Shares on the date of its adoption by the Board or before the first anniversary of that date. Unless it is sooner terminated in accordance with paragraph 19 hereof, the Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of Shares or the payment of cash or have expired or otherwise terminated, but no award shall be granted more than ten years after the earlier of the date the Plan is adopted by the Board of Directors or is approved by the Company's shareholders.

22.  Unfunded Plan.

     The Plan shall be unfunded, except to the extent otherwise provided in accordance with Section 8 hereof. Neither the Company nor any affiliate shall be required to segregate any assets that may be represented by stock options, SARs, or performance units, and neither the Company nor any affiliate shall be deemed to be a trustee of any amounts to be paid under any stock option, SAR or performance unit. Any liability of the Company or any affiliate to pay any grantee or Beneficiary with respect to an option, SAR or performance unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligations will be deemed to be secured by a pledge or encumbrance on any property of the Company or an affiliate.

23.  Governing Law.

     The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware except to the extent that such laws may be superseded by any Federal law.

24.  Outside Directors' Options.

               (a) Grant of Nonqualified Stock Options. At each annual meeting of stockholders of HORL commencing with the year 1993, each person who is for the first time elected to serve as an Outside Director at such annual meeting of stockholders, excluding any Outside Director elected at any prior annual meeting of stockholders of HORL, shall automatically receive a one-time grant of Nonqualified Stock Option to purchase 22,000 Shares (the Option), such grant to be effective as of the date of such annual meeting of stockholders; provided, however, that any Outside Director shall not be entitled to receive and shall not be granted an Option if he does not continue to serve as an Outside Director immediately following such annual meeting of stockholders.

               (b) Option Price. The Option exercise price to be paid by each such Outside Director for each Share purchased upon the exercise of the Option shall be one hundred percent (100%) of the fair market value of the Shares on the date the Option is granted. Fair market value for purposes of this paragraph 24 shall be deemed to be the average of the high and low sales prices for the Shares on the National Association of Securities Dealers Automated Quotations System as of the date the Option is granted, or if no sales of Shares shall have been reported on that date, as of the next preceding date on which a sale of Shares was reported.

               (c) Vesting Schedule. Each Option granted to an Outside Director may be exercised with respect to twenty percent (20%) of the Shares subject to the Option after one year from the date of grant, an additional twenty percent (20%) of the Shares subject to the Option after two years from the date of grant, an additional twenty percent (20%) of the Shares subject to the Option after three years from the date of grant, an additional twenty percent (20%) of the Shares subject to the Option after four years from the date of grant and an additional twenty percent (20%) of the Shares subject to the Option after five years from the date of grant.

               (d) Other Terms and Conditions. Each Option granted to an Outside Director shall be subject to all of the other terms and conditions set forth in the form of Stock Option Agreement adopted by the Committee and approved by the Board of Directors on March 22, 1991; provided, however, that in the event of any change in the Shares of the Company, by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of Shares or the like, thereafter the number of Shares subject to outstanding options granted to Outside Directors prior to June 1, 1991 and the number of Shares subject to future Options to be granted to Outside Directors pursuant to the provisions of this paragraph 24 shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of

Shares by reason of such change (provided that fractional Shares resulting from any such adjustment shall be eliminated), and the exercise price per Share of any such outstanding option or Option shall, in the case of an increase in the number of Shares, be proportionately reduced, and in the case of a decrease in the number of Shares, shall be proportionately increased; and provided further, however, that each Outside Director granted an Option at any time under the Plan shall have the right to elect to pay all or a part of the purchase price of the Shares with respect to which the Option is exercised by requesting the Company to reduce the number of Shares otherwise issuable to the Outside Director upon the exercise of the Option by a number of Shares having a fair market value equal to such purchase price.




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